                                                                   EXHIBIT 99.5
                        National American Bancorp, Inc.
                                312 Main Street
                         Towanda, Pennsylvania  18848


                                                                   July 26, 1995


Keystone Financial, Inc.
One Keystone Plaza
Front & Market Streets
P.O. Box 3660
Harrisburg, PA  17105-3660

Gentlemen:

      The undersigned understands that Keystone Financial, Inc. ("Keystone") is about to enter into an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (collectively, the "Merger Agreements") with National American Bancorp, Inc. ("NAB"). The Merger Agreements provide for the merger of NAB into Keystone (the "Merger") and the conversion of outstanding shares of NAB Common Stock into Keystone Common Stock in accordance with the formula therein set forth.

      In order to induce Keystone to enter into the Merger Agreements, and intending to be legally bound hereby, the undersigned represents, warrants and agrees that at the NAB Shareholders' Meeting contemplated by Section 6.03 of the Agreement and Plan of Reorganization and any adjournment thereof the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Merger Agreements and the Merger the shares of NAB Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of NAB Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of NAB Common Stock over which he has or shares voting power to be voted in favor of the Merger Agreements and the Merger.

      The undersigned further represents, warrants and agrees that until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreements in accordance with their terms, the undersigned will not, directly or indirectly:

            (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving NAB or First National Bank of Bradford County ("First National") which would have the effect of any person other than Keystone or an affiliate acquiring control over NAB, First National or any substantial portion of the assets of NAB or First National. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

            (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any person other than Keystone or an affiliate, (ii) to any person seeking to obtain control of NAB, First National or any substantial portion of the assets of NAB or First National or to any other person (other than Keystone or an affiliate) under circumstances where such sale or transfer may reasonably be expected
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      to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of the undersigned under this agreement.

      It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of NAB or First National. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.


                                                Very truly yours,



                                                ________________________________



Accepted and Agreed to:
KEYSTONE FINANCIAL, INC.


By___________________________________

Title________________________________

                                      -2-
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Name of Director or Officer: ___________

                          Shares of NAB Common Stock
                              Beneficially Owned
                              As of July 26, 1995
                              -------------------

                                        Capacity of
     Name(s) of                     Director's/Officer's               Number of
Record Owner(s)                     Beneficial Ownership                 Shares
---------------                     --------------------                 ------


                                      -3-